Owen J. Pinkerton
202-216-4812
opinkerton@mmmlaw.com
www.mmmlaw.com

June 28, 2018

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Attention: Jay Williamson

Re:	Flat Rock Opportunity Fund
Registration Statement on Form N-2
Request for Acceleration
File Nos. 333-223112; 811-23328

Ladies and Gentlemen:

On behalf of Flat Rock Opportunity Fund (the “Fund”), enclosed for filing is the Fund’s request pursuant to Rule 461 under the Securities Act of 1933, as amended (the “Act”), for the acceleration of the effectiveness of the Fund’s Registration Statement on Form N-2 (File No. 333-223112) under the Act to immediate effectiveness on July 2, 2018 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please do not hesitate to contact the undersigned at (202) 216-4812.

Sincerely,

MORRIS, MANNING & MARTIN, LLP

By:	/s/ Owen J. Pinkerton
Name:	Owen J. Pinkerton

cc:	Robert K. Grunewald
Richard A. Petrocelli

Phone: 202.408.5153 | www.mmmlaw.com

1401 Eye Street, NW | Suite 600 | Washington, DC 20005

Atlanta • Washington, DC • Raleigh-Durham • Savannah

International Marketing Office: Beijing

Flat Rock Opportunity Fund

1350 6th Avenue, 18th Floor

New York, NY 10019

June 28, 2018

via edgar

Securities and Exchange Commission

Main Filing Desk

100 F Street, N.E.

Washington, D.C. 20549

Attention: Jay Williamson

Re:	Flat Rock Opportunity Fund
Registration Statement on Form N-2
Request for Acceleration
File Nos. 333-223112; 811-23328

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, amended (the “Act”), Flat Rock Opportunity Fund (the “Fund”) hereby requests acceleration of the effective date of the Fund’s Registration Statement on Form N-2 (File No. 333-223112) under the Act to immediate effectiveness on July 2, 2018 at 9:00 a.m. Eastern Daylight Time or as soon thereafter as is practicable.

If you have any questions, please call me at (212) 596-3413.

Sincerely,

Flat Rock Opportunity Fund

By:	/s/ Robert K. Grunewald
Name: Title:	Robert K. Grunewald Chief Executive Officer

cc:	Owen J. Pinkerton, Esq.